Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 24 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Municipal Cash Central Fund of our report dated July 12, 2007 on the financial statements and financial highlights included in the May 31, 2007 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Part B of this Amendment.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 29, 2008